Exhibit 10.2

Zep Inc.

2010 Omnibus Incentive Plan

Performance Stock Unit Award Agreement

THIS AGREEMENT has been presented by Zep Inc., a Delaware corporation, (the “Company”) to                                     , an employee of the Company (“Grantee”) as of                                                (the “Grant Date”) subject to Grantee’s acceptance of this Agreement in accordance with § 1.2 of this Agreement.

WHEREAS, the Company maintains the Zep Inc. 2010 Omnibus Incentive Plan (the “Plan”), and Grantee has been selected by the Committee to receive a Performance Stock Unit Award under the Plan subject to the terms and conditions of the Plan and this Agreement;

WHEREAS, Grantee desires to accept the Performance Stock Unit Award proposed by the Committee subject to the terms and conditions of the Plan and this Agreement.

§ 1.                            Award

1.1                               Grant.  Subject to § 1.2, the Company effective as of the Grant Date hereby awards to Grantee [insert the total number of units available at “target”] performance stock units at the “target” performance point set forth in Exhibit A and the multiple of that number set forth in Exhibit A at the “maximum” performance point set forth in Exhibit A (each a “Performance Stock Unit” and collectively the “Performance Stock Units”), all subject to the terms and conditions set forth in this Agreement and in the Plan.  Exhibit A to this Agreement is an integral part of this Agreement, and any reference to this Agreement shall include Exhibit A.

1.2                               Acceptance by Grantee.  This Performance Stock Unit award is conditioned upon Grantee’s acceptance of all of the terms and conditions set forth in this Agreement and the Plan, as evidenced by Grantee’s electronic acceptance of this Agreement during the time period allowed by the Company.  If all of the terms and conditions of this Agreement are not so timely accepted by Grantee, the Performance Stock Units awarded pursuant to this Agreement may be unilaterally cancelled or terminated by the Company.

1.3                               Plan Terms and Conditions.  This Agreement shall be construed in accordance with, and shall be subject to, the provisions of the Plan (the provisions of which are incorporated into this Agreement by this reference) and, except as otherwise expressly set forth in this Agreement, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

§ 2.                            Performance Stock Unit

2.1                               Description.  A Performance Stock Unit is an accounting unit which for Grantee represents the opportunity to receive for each Performance Stock Unit one share of Common Stock or cash equal to the Fair Market Value of one share of Common Stock and, if the requirements set forth in this Agreement for the receipt of stock or cash are satisfied, the Committee will determine in its discretion whether Grantee will receive stock or cash.

2.2                               Cash Payment.  If the Committee determines that Grantee will receive cash for a Performance Stock Unit, the cash for each Performance Stock Unit which vests pursuant to § 3.1,  § 3.2 or § 3.3 will equal to the Fair Market Value of a share of Common Stock (a) on the Vesting Date set forth in Exhibit A (the “Vesting Date”) if the payment is based on the achievement of a performance goal under Exhibit A, (b) on the date that Grantee has a separation from service if the payment is made pursuant to § 3.2 and (c) on the effective date of a Change in Control if the payment is made pursuant to § 3.3.  A cash payment may be rounded to the nearest whole dollar.

2.3                               Performance Goal.  The performance goal for the Performance Stock Units is set forth in Exhibit A and the performance goal has a “threshold” performance point, a “target” performance point and a “maximum” performance point.  If the Company’s performance fails to reach the “threshold” performance point for the Performance Stock Units, the Performance Stock Units will automatically be cancelled and Grantee will not receive any shares of Common Stock or cash with respect to the Grantee’s Performance Stock Units.

§ 3.                            Vesting

3.1                               General Rule.

(a)                                 Subject to § 3.2 and § 3.3, if the Grantee remains continuously employed by the Company from the Grant Date through the Vesting Date, Grantee’s opportunity to receive shares of Common Stock or cash with respect to the Performance Stock Units shall vest to the extent to which the performance goal set forth in Exhibit A has been achieved on the related Measurement Date as set forth in Exhibit A (the “Measurement Date”).

(b)                                 If Grantee’s opportunity to receive shares of Common Stock or cash vests under § 3.1(a) with respect to less than 100% of Grantee’s Performance Stock Units at the “maximum” performance point, the Performance Stock Units with respect to which Grantee’s opportunity fails to so vest will automatically be cancelled and Grantee will not receive any shares of Common Stock or cash with respect to such Performance Stock Units.

(c)                                  Subject to § 3.2 and § 3.3, if Grantee for any reason whatsoever fails to continue to be continuously employed by the Company from the Grant Date through the Vesting Date, Grantee’s Performance Stock Units shall automatically be cancelled and Grantee shall not receive any shares of Common Stock or cash with respect to Grantee’s Performance Stock Units.

(d)                                 The Committee shall cause the Company to issue shares of Common Stock or make a cash payment to, or on behalf of, Grantee pursuant to this § 3.1 at a time picked by the Committee which is no event later than thirty (30) days after the Vesting Date.

3.2                               Death or Disability.  If Grantee’s continuous employment after the Grant Date is interrupted before the Vesting Date as a result of a “separation from service” (within the meaning of § 409A of the Code) with the Company by reason of Grantee’s death or Disability, (a) Grantee’s Performance Stock Units shall cease to be subject to a risk of forfeiture under § 3.1, (b) the Committee shall treat the date of Grantee’s separation from service as the Vesting Date with respect to Grantee’s Performance Stock Units, (c) the Committee shall deem the applicable performance goal to have been met at the “target” performance point for the Grantee’s Performance Stock Units, (d) the remaining Performance Stock Units shall be forfeited and (e) the Committee shall cause the Company to issue shares of Common Stock or make a cash payment to, or on behalf of, Grantee at “target” at a time picked by the Committee which is no event later than thirty (30) days after the Grantee’s separation from service.

3.3                               Change in Control.  If there is a Change in Control within the meaning of § 409A of the Code before the Vesting Date and Grantee has been continuously employed from the Grant Date to the effective date of such Change in Control, (a) Grantee’s Performance Stock Units shall cease to be subject to a risk of forfeiture under § 3.1, (b) the Committee shall treat the effective date of such Change in Control as the Vesting Date with respect to Grantee’s Performance Stock Units, (c) the Committee shall deem the performance goal to have been met at the “target” performance point for the Grantee’s Performance Stock Units; (d) the remaining Performance Stock Units shall be forfeited and (e) the Committee shall cause the Company to issue shares of Common Stock or to make a cash payment to Grantee at a time picked by the Committee which is no event later than thirty (30) days after the effective date of such Change in Control.

§ 4                               Shareholder Rights and Dividend Equivalents

4.1                               Shareholder Rights.  Grantee shall have no rights as a shareholder of the Company unless, and until, shares of Common Stock are actually issued to Grantee pursuant to this Agreement, in which event Grantee’s rights as a shareholder shall only relate to periods which begin on or after the date the shares of Common Stock are actually issued to Grantee.

4.2          Dividend Equivalents.  If shares of Common Stock are issued or cash is paid to or on behalf of Grantee under § 3, Grantee will be entitled to dividend equivalents which may have accumulated between the Grant Date and the Vesting Date (the “Accumulated Dividend Equivalents”).  Such Accumulated Dividend Equivalents shall be equal to (a) the sum of the dividends actually paid with respect to a share of Common Stock during the period which starts on the Grant Date and ends on (1) the Vesting Date if the issuance or payment is based on the achievement of a performance goal under § 3.1, (2) the date that Grantee has a separation from service if the issuance or payment is made pursuant to § 3.2 or (3) the effective date of a Change in Control if the issuance or payment is made pursuant to § 3.3 times (b) the number of shares of Common Stock issued or, if payment is made in cash, the number of shares of Common Stock which would have been issued but for the Committee’s decision to pay cash.

4.3          Dividend Election.  When the Grantee accepts this Award, the Grantee shall make an irrevocable election to have the entire amount of the Accumulated Dividend Equivalents applied to either (i) pay to the Grantee an amount of cash equal to the amount of the Accumulated Dividend Equivalents on the then vesting shares underlying the Performance Stock Units (without interest), or (ii) pay the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the distribution of the then vesting shares underlying the Performance Stock Units on behalf of the Grantee. The Grantee may not elect to have part of the Accumulated Dividend Equivalents applied as set forth in clause (i) and part as set forth in clause (ii).  If Grantee does not timely make such election during the period allowed by the Company, the Company shall apply the Accumulated Dividend Equivalents in accordance with clause (ii).  The Company shall not be required to establish a fund or account for the Grantee with respect to the Accumulated Dividend Equivalents.  However, the Company shall maintain a record of the Accumulated Dividend Equivalents by making appropriate entries in its accounting records.

§ 5                               Miscellaneous.

5.1                               Employment by Affiliates.  For purposes of this Agreement, employment with any Affiliate of the Company shall be treated as employment with the Company.

5.2                               Death.  If shares of Common Stock are to be issued or a cash payment is to be made after Grantee’s death, the shares of Common Stock shall be issued or payment shall be made to the Grantee’s surviving spouse or, if there is no surviving spouse, to the Grantee’s estate.

5.3                               Assignment.  Grantee’s rights under this Agreement are personal to Grantee.  Grantee shall not have the right to assign or otherwise to transfer Grantee’s right to any person and any attempt to do so shall be null and void and shall not be recognized by the Company.

5.4                               General and Unsecured Creditor Status.  Grantee status with respect to the issuance of shares of Common Stock or the payment of cash under this Agreement shall be no more than the status of a general and unsecured creditor of the Company.

5.5                               Material Business Event.  If the Committee determines that there has been a Material Business Event (as defined in the Plan), the Committee may take any of the actions contemplated under Section 14 of the Plan to make an adjustment with respect to the number of Grantee’s Performance Stock Units.

5.6                               Investment Representation Letter.  The Company reserves the right to require Grantee to sign an investment representation letter prepared by the Company as a condition to the transfer of any Shares of stock to Grantee.

5.7                               No Registration.  Grantee acknowledges that the Performance Stock Units, or shares of Common Stock issued in connection with the Performance Stock Units, may not be registered under the federal or any state or foreign securities laws, that there may be additional transfer restrictions on the shares issued to Grantee and, further, that the Company is not undertaking any obligation to register any shares issued pursuant to this Agreement under any federal, state or foreign securities laws or to qualify such securities for resale under the applicable foreign jurisdictions’ securities legislation.

5.8                               Tax Withholding.  The issuance of shares of Common Stock and the payment of cash pursuant to this Agreement shall be subject to all applicable tax withholdings, and such withholdings shall be made in any manner which the Committee deems appropriate under the circumstances.

5.9                               Grantee Bound by the Plan.  Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions of the Plan.

5.10                        Modification of Agreement.  This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions hereof may be waived in accordance with the provisions of Section 17.3 of the Plan.

5.11                        Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

5.12                        Governing Law.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Delaware of the United States of America without giving effect to the conflicts of laws principles thereof.

5.13                        Successors in Interest.  This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise.  This Agreement shall inure to the benefit of Grantee’s legal representatives.  All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Grantee’s heirs, personal representatives, executors, administrators, and successors.

5.14                        Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Committee.  Any determination made under this § 5.14 shall be final, binding, and conclusive on Grantee and the Company for all purposes.

Grantee’s electronic signature as follows evidences Grantee’s acceptance of all of the terms and conditions of this Agreement and the Plan as of the Grant Date.

Accepted by Grantee:

Exhibit A

Performance Goal for Performance Stock Unit Award

Vesting Date:

Measurement Date:

Performance Goal:

The achievement of a level of [insert financial metric] (“          ”) at the following “threshold,” “target” and “maximum” performance points, all are certified by the Compensation Committee or its designee.  The level of                achieved shall be measured from the Grant Date to the Measurement Date and will result in the receipt by Grantee of a number of shares of Common Stock or cash calculated by multiplying the total number of Performance Stock Units shown at the “target” performance point in § 1.1 by the Payout % as set forth in the table below.  The Payout % will be determined by linear interpolation for              achievement levels between the threshold performance point, the target performance point and the maximum performance point set forth in the table below.

	Threshold	Target	Maximum
Achievement Level	%	%	%
Payout %	%	%	%

Reported or actual            as of the Measurement Date may require adjustment to derive the normal, operating            which comprises the Performance Goal for the Performance Stock Unit award.  Reported              shall be computed by calculating [description of calculation method and definition of financial metric].

Adjustments (applied at the Compensation Committee’s discretion) that may be added to or deducted from reported              to obtain an            measure more reflective of normal operations, and, therefore, used as the Performance Criteria             , include:  restructuring charges; reductions-in-force; the effect of changes in accounting principles and tax laws; gains or losses on asset sales; discontinued operations; acquisitions; the effect of dispositions or divestitures; foreign currency fluctuations; equity adjustments; and extraordinary, unusual or non-recurring gains or losses realized other than in the ordinary course of business which may distort results.